Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED SUPPLY AGREEMENT

by and between

Apellis Pharmaceuticals, Inc.,

together with

APELLIS switzerland gmbh

and

NOF CORPORATION

This AMENDED AND RESTATED SUPPLY AGREEMENT (this “Agreement”) is entered into effective as of February 12, 2021 (the “Effective Date”), by and between:

(a) (i) Apellis Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 100 Fifth Avenue, Waltham, Massachusetts 02451, U.S.A., together with its subsidiary,  (ii) APELLIS SWITZERLAND GmbH, a corporation having its principal office at Zahlerweg 10, 6300 Zug, Switzerland CH-6302 (collectively, “Apellis”)

and

(b) NOF CORPORATION, a corporation duly organized and existing under the laws of Japan and having its principal office at 20-3, Ebisu 4-chome, Shibuya-ku, Tokyo 150-6019 Japan (hereinafter referred to as “NOF”).

WHEREAS, APELLIS PHARMACEUTICALS, INC. and NOF entered into the certain DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT effective as of November 1, 2016 (the “Original Agreement”), pursuant to which NOF performed certain development services and manufactured certain materials for use in clinical trials; and

WHEREAS, Apellis and NOF wish to supersede the Original Agreement with this Agreement to, among other things, include commercial supply matters.

NOW THEREFORE, Apellis and NOF, intending to be legally bound, hereby agree as follows:

1.INTRODUCTION

1.1Apellis desires that NOF supply activated polyethyleneglycol derivative (“SUNBRIGHT [**]” as defined in Section 2.51) in accordance with the terms and conditions set forth herein; and

1.2NOF has the capability and expertise to Manufacture and supply the SUNBRIGHT [**] in conformity with applicable laws, rules and regulations and the other terms of this Agreement, and desires to Manufacture and supply Apellis the SUNBRIGHT [**] in accordance with the terms and conditions set herein.

2.DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings for purposes of this Agreement:

2.1“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Party, where “control” means direct or indirect possession of (i) the power to direct or cause direction of the management and policies of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (ii) more than fifty percent (50%) of the voting securities of such entity.

2.2“Apellis IP” means (i) all technology, know-how, inventions, discoveries, ideas, concepts, trade-secrets, improvements, processes, process improvements, information, or data, whether patentable or not, which are related to the Drug Substance or Drug Product, including those that arise from the Manufacturing services hereunder; and (ii) any intellectual property rights therein. For the avoidance of doubt, manufacturing process of SUNBRIGHT [**], including those that arise from the Manufacturing services hereunder is excluded from Apellis IP.

2.3“Apellis Property” has the meaning set forth in Section 12.1.

2.4“Batch” means the SUNBRIGHT [**] that results from a single Manufacturing process, inclusive of Materials and testing.

2.5“Batch Record” means the complete written record of the history of the Batch and its production and processing thereof in accordance with the Master Batch Record, including Materials, raw data, production records, sampling documentation, in-process test results, release data, investigative and corrective action reports, deviation reports, all applicable processing data (including any pertinent output from instrumentation), the Batch Release, Certificate of Analysis and any other related controls required by cGMPs.

2.6“Batch Release” means the final written approval, signed by NOF’s (or its subcontractor’s or CMO’s, as applicable) relevant quality assurance (“QA”)/quality control (“QC”) officer, marking the culmination of the quality process through which a Batch is shown to conform to cGMPs, the applicable Specifications, and all applicable Laws.

2.7“Business Day” has the meaning set forth in Section 15.4.

2.8“Certificate of Analysis” means the written certificate of analysis for each Batch in a form reasonably acceptable to Apellis and signed by NOF’s relevant QA/QC officer, which certifies the actual content of the Batch.

2.9“CMO” means a subcontractor of NOF which performs a step in the Manufacture of SUNBRIGHT [**] on behalf of NOF as designated in Exhibit F. Exhibit F may be updated with the agreement of the Parties from time to time.

2.10“cGMPs” means the part of quality assurance which ensures that the SUNBRIGHT [**] is consistently produced and controlled in accordance with the then applicable current good manufacturing practices relating to the Manufacture of SUNBRIGHT [**], including the current Good Manufacturing Practices as specified in the United States Code of Federal Regulations (the “CFR”) Part 210, the European Union (“EU”) Good Manufacturing Guidelines (Part II), the ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients (Q7), and the MHLW GMP/GQP ordinances and accompanying regulations in Japan, as applicable quality standards appropriate to their intended use as defined in ICH Q7 Guideline. If additional requests for the cGMPs are needed, Apellis and NOF shall cooperate with each other to fulfill such requests.

2.11“Confidential Information” means all information, data, know-how, and all other proprietary and confidential business, technical, and financial data disclosed hereunder, by one Party (the “Disclosing Party”) or any of its Affiliates to the other Party (the “Receiving Party”) or any of its Affiliates, except to the extent such information:  (i) at the time of disclosure, is generally available to the public, other than by a breach of the Receiving Party or any of its Affiliates of any confidentiality obligation owed to the Disclosing Party or any of its Affiliates; (ii) after disclosure hereunder, becomes generally available to the public, except through breach by the Receiving Party or any of its Affiliates of this Agreement or any other confidentiality obligation owed by the Receiving Party or any of its Affiliates to the Disclosing Party or any of its Affiliates; (iii) the Receiving Party can demonstrate by contemporaneous written records was in its or its Affiliate’s possession prior to the time of such disclosure by the Disclosing Party or any of its Affiliates hereunder, and was not acquired directly or indirectly from the Disclosing Party or any of its Affiliates; (iv) becomes available to the Receiving Party from a Third Party (as defined in Section 2.44) that is not legally prohibited from disclosing such Confidential Information, provided such Confidential Information was not acquired directly or indirectly from the Disclosing Party or any of its Affiliates; or (v) the Receiving Party can demonstrate by contemporaneous written records was developed by or for the

Receiving Party or any of its Affiliates independently of the disclosure of Confidential Information by the Disclosing Party or any of its Affiliates.  All Apellis Property, whether disclosed by Apellis or its Affiliates to NOF or its Affiliates or developed under this Agreement, is considered Confidential Information of Apellis and not of NOF, with Apellis considered the Disclosing Party and NOF considered the Receiving Party, and NOF may not rely on clauses (iii), (iv) or (v) with respect thereto.

2.12“Delivery” or “Deliver” or “Delivered” means NOF’s delivery of SUNBRIGHT [**] pursuant to a given Firm Order in accordance with the Delivery Terms and the provisions of this Agreement.

2.13“Delivery Address” means, with respect to a given order of SUNBRIGHT [**], the address where the quantities of SUNBRIGHT [**] under such order are to be shipped, as set forth in the applicable order.

2.14“Delivery Date” means the date by which Apellis shall take delivery of SUNBRIGHT [**] as set forth in a Firm Order.

2.15“Delivery Terms” means DAP (Incoterms 2010) NOF’s designated Facility for the finished, packaged and labelled SUNBRIGHT [**].

2.16“Disclosing Party” has the meaning set forth in Section 2.11.

2.17“Drug Product” means a finished dosage form of a product containing the Drug Substance.

2.18“Drug Product IND” means an investigational new drug application for a Drug Product, and any supplements or amendments thereto, as may be filed with the FDA or applicable Regulatory Agency with jurisdiction over the Drug Product during or after the term hereof or any corresponding foreign application, registration, or certification of each jurisdiction in the Territory.

2.19“Drug Product NDA” means new drug application for a Drug Product, and any supplements or amendments thereto, as may be filed with the FDA or applicable Regulatory Agency with jurisdiction over the Drug Product during or after the term hereof or any corresponding foreign application, registration, or certification of each jurisdiction in the Territory.

2.20“Drug Substance” means the pharmaceutical ingredient obtained by conjugation with SUNBRIGHT [**].

2.21“DSCSA” means the United States Drug Supply Chain Security Act (21 U.S.C. §581 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.

2.22“Effective Date” has the meaning given in the heading paragraph.

2.23“Facility” means NOF’s manufacturing facility at [**], or any other facility of NOF that Manufactures SUNBRIGHT [**] as may be agreed upon in writing by the Parties.

2.24“FDA” means the United States Food and Drug Administration, or any successor entity.

2.25“Firm Commitment” shall have the meaning set forth in Section 4.7(a).

2.26“Firm Order” has the meaning set forth in Section 4.7(f).

2.27“First Commercial Sale” means the first sale for use by the general public after approval of the Drug Product by the applicable Regulatory Agency.

2.28“Indemnified Party” means the Party seeking indemnification for any Liabilities pursuant to Section 13.

2.29“Indemnifying Party” means the Party responsible for indemnifying the Indemnified Party pursuant to Section 13.

2.30“Laws” means (i) any present and future national, state, local or similar laws (whether under statute, rule, regulation or otherwise) and (ii) requirements under permits, orders, decrees, judgments or directives, and requirements of applicable Regulatory Agencies (including, without limitation, cGMP) (with respect to each of the foregoing, as amended or revised from time to time).

2.31“Liabilities” has the meaning set forth in Section 13.1.

2.32“Manufacture” or “Manufacturing” or “Manufactured” means with respect to SUNBRIGHT [**], all operations performed by or on behalf of NOF for the manufacture and supply of SUNBRIGHT [**] pursuant to this Agreement, including, as applicable, receipt (including testing) and storage of Materials, production, manufacture, visual inspection, packaging, labeling, handling, warehousing, quality control testing (including in-process, release and stability testing), release, as applicable, and shipping of SUNBRIGHT [**], and also including such activities as may be specified in the Master Batch Record.

2.33“Marketing authorization application for the Territory” means the process of reviewing and assessing the dossier to support a medicinal product in view of its marketing which is performed within a legislative framework that defines the requirements necessary for application to the respective regulatory authority.  The application dossier for marketing application is called Marketing Authorization Application in the Territory, or simply registration dossier.

2.34“Master Batch Record” means the master production instructions for manufacture of a batch of SUNBRIGHT [**].

2.35“Material” means any item, document or article used or related to the development or production of the SUNBRIGHT [**].

2.36“Minimum Purchase Obligation” has the meaning set forth in Exhibit E.

2.37“NOF Supplied Materials” has such meaning as set forth in Section 4.2.

2.38“Party” means Apellis or NOF, as applicable.

2.39“Permitted Variance Deficient Quantities” has the meaning set forth in Section 4.10.

2.40“Permitted Variance Excess Quantities” has the meaning set forth in Section 4.10.

2.41“QA” has the meaning set forth in Section 2.6.

2.42“QC” has the meaning set forth in Section 2.6.

2.43“Quality Agreement” means the Quality Agreement that defines the individual responsibilities of the Parties as to the quality aspects of Manufacturing and release of the SUNBRIGHT [**] to ensure compliance with the Specifications and applicable Laws, which agreement is attached as Exhibit G, as such agreement may be amended by the Parties from time to time in accordance therewith.

2.44“Receiving Party” has the meaning set forth in Section 2.11.

2.45“Regulatory Agency” means (i) the FDA and any successor authority; (ii) EMA (European Medicines Agency), European Commission or the Council of the European Union and any successor authorities, (iii) PMDA (Japanese Pharmaceuticals and Medical Devices Agency) and any successor authority; and (iv) any similar governmental agency in the Territory that is responsible for granting manufacturing, marketing, price or reimbursement price authorizations and includes any national, supra-national, state and local regulating group, department, bureau, commission, council and other governmental entity that has jurisdiction over the Drug Substance, or a Drug Product, as applicable, whether with respect to its development, manufacture, handling, storage, transportation, destruction, or otherwise.

2.46“Regulatory Submission” means any application or filing identified in the applicable Statement of Work or required by FDA regulations, as amended from time to time, and the equivalent application or filing for each country or super-national jurisdiction in the Territory, including the Drug Product IND and the Drug Product NDA.

2.47“Rolling Forecast” shall have the meaning set forth in Section 4.7(a).

2.48“Shelf Life” means the period from Manufacturing date to retest date specified in Certificate of Analysis.

2.49“SOPs” means the applicable standard operating procedures of NOF, including any SOPs relating to the SUNBRIGHT [**], any of the NOF Supplied Materials or any other Material.

2.50“Specifications” means the applicable specifications, standards, criteria, limits, and other requirements for or related to the SUNBRIGHT [**] provided hereunder, as set forth on Exhibit C and as revised or supplemented by the Parties in writing from time to time pursuant to this Agreement to conform with the specifications for the SUNBRIGHT [**] set forth in the New Drug Application (NDA) approved by the FDA, as such specifications may be modified from time to time in response to actions by the FDA or another Regulatory Agency without the need to amend this Agreement.

2.51“SUNBRIGHT [**]” means the polyethyleneglycol derivative identified in Exhibit A.

2.52“Supply Failure” shall have the meaning set forth in Section 4.7(e).

2.53“Supply Price” means the supply price to be paid to NOF for the Manufacture and supply of the SUNBRIGHT [**] as set forth on Exhibit B.

2.54“Territory” means all countries in the world.

2.55“Third Party” means any person or entity other than the Parties and their Affiliates.

3.PERFORMANCE OF THIS AGREEMENT BY NOF’S SUBSIDIARY.  NOF appoints its Affiliate, NOF AMERICA CORPORATION, duly organized under the laws of the state of Delaware, and having its principal office at One North Broadway, Suite 912, White Plains, N.Y. 10601 U.S.A. (“NAC”) as a distributor and representative of NOF for any of communication with Apellis, provided, however, NOF shall cause NAC to abide by the terms and conditions of this Agreement, as if it were a Party hereto, and NOF shall be responsible for any performance of the obligations by NAC.

4.Manufacture of SUNBRIGHT [**]

4.1Manufacture.  NOF shall Manufacture the SUNBRIGHT [**] in accordance with SOPs, the Specifications, applicable Laws (including cGMPs), and the terms of this Agreement and the Quality Agreement.  Except as may be specifically permitted pursuant to Section 4.3 to a specific approved subcontractor, NOF shall Manufacture the SUNBRIGHT [**] only in the Facility.

4.2NOF Supplied Materials.  Unless otherwise provided for in this Agreement, NOF shall obtain and maintain in the Facility equipment, raw materials, and other associated Materials and resources necessary to Manufacture the SUNBRIGHT [**] (“NOF Supplied Materials”).  NOF shall establish a source of supply for all NOF Supplied Materials sufficient to ensure NOF’s ability to fulfill its obligations hereunder in a timely manner.

4.3Approval of Subcontracting.  For supply of the SUNBRIGHT [**], NOF shall not subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement without Apellis’s prior written approval; provided, however, that with respect to the specific activities to the specified subcontractors set forth on Exhibit F, a separate written approval shall not be required from Apellis.  To the extent such approvals are granted or activities are subcontracted to NAC, NOF shall (i) fully qualify such subcontractor, and Apellis shall have the right to participate in such qualification process; (ii) ensure that all such qualified subcontractors comply with the provisions of this Agreement; and (iii) be responsible for each such subcontractor’s performance hereunder (including any breach of this Agreement caused by such subcontractor), as if NOF were itself performing such activities.  If additional Process Validation (PV) production at the CMO is needed according to  Apellis’ request, Apellis shall pay for cost associated with protocol, QC testing, and process validation reports provided that such costs will not exceed $[**] for each process validation campaign.

4.4Compliance with Law.  NOF shall perform all Manufacturing under this Agreement in conformance with all applicable Laws, including cGMPs.

4.5Environmental; Health and Safety.  In carrying out its obligations under this Agreement, NOF will comply with all applicable environmental and health and safety laws in Japan, U.S.A. and EU that NOF recognized at the time of this Agreement. In addition to the foregoing, NOF will take all reasonable actions necessary to avoid spills and other safety concerns to persons and damage to property or the environment resulting from the SUNBRIGHT [**] or any intermediates or raw materials thereof.  NOF shall handle, label, package, store, transport and dispose of all wastes generated in the course of Manufacturing in accordance with all applicable Laws.

4.6Schedules for Manufacture and Orders for SUNBRIGHT [**].  NOF will Manufacture and Deliver the SUNBRIGHT [**] in accordance with the Firm Orders set forth in Section 4.7.

4.7Forecasts; Orders.

(a)On or before the [**] of each [**] during the Term of this Agreement, Apellis agrees to provide NOF with a written twenty-four (24) month rolling forecast of Apellis’s projected delivery requirements of SUNBRIGHT [**] during the following twenty-four (24) month period (“Rolling Forecast”).  The quantity of SUNBRIGHT [**] specified for a given month in a given Rolling Forecast shall be subject to the following limitations: (i) the first [**] of the Rolling Forecast shall represent a binding order for the quantities of SUNBRIGHT [**] specified therein, for delivery during such [**] period (“Firm Commitment”) and shall be one hundred percent (100%) binding; (ii) each of the next [**] of the Rolling Forecast shall specify quantities of SUNBRIGHT [**] which are no more than one hundred percent (100%) or less than [**] percent ([**]%) of the quantity of SUNBRIGHT [**] forecasted for such month in the immediately preceding Rolling Forecast provided to NOF; (iii) each of the next [**] of the Rolling Forecast after clause (ii) shall specify quantities of SUNBRIGHT [**] which are no more than one hundred percent (100%) or less than [**] percent ([**]%) of the quantity of SUNBRIGHT [**] forecasted for such month in the immediately preceding Rolling Forecast provided to NOF (each of clause (ii) and (iii) collectively, the “Collared Portion”); and (iv) each of the remaining months shall be good faith non-binding estimates.

(b)By way of example, if the Firm Commitment for SUNBRIGHT [**] is [**], then: (1) each of [**] through [**] of a given Rolling Forecast shall not vary from the immediately preceding Rolling Forecast provided to NOF [**]; (2) each of months [**] shall specify quantities of SUNBRIGHT [**] which are no more than one hundred percent (100%) or less than [**] percent ([**]%) of the quantity forecasted for such months when such months were the [**] months, respectively, of the last Rolling Forecast provided to NOF; (3) each of months [**] shall specify quantities of SUNBRIGHT [**] which are no more than one hundred percent (100%) or less than [**] percent ([**]%) of the quantity forecasted for such months when such months were the [**] months, respectively, of the last Rolling Forecast provided to NOF, and (4) the remaining months shall be non-binding good-faith estimate of the quantities of SUNBRIGHT [**] to be ordered for delivery during such period.

(c)An example of the foregoing Rolling Forecast and Collared Portions is attached hereto as Exhibit H.

(d)Within [**] of receipt of the Rolling Forecast, NOF shall reply in writing whether it accepts the quantities proposed and to meet the delivery dates proposed in the Rolling Forecast; provided, however, NOF shall have no ability to reject or not accept a Rolling Forecast or Firm Commitment to the extent such Rolling Forecast and Firm Commitments are consistent with the foregoing and the terms and conditions of this Agreement.  If the Rolling Forecast is inconsistent with the foregoing or this Agreement, the Parties shall discuss in good faith and use their reasonable efforts to revise the Rolling Forecast; provided, however, that NOF shall use commercially reasonable effort to accept any part of the Rolling Forecast which is inconsistent with the Firm Commitment or the Collared Portion.  NOF agrees to Manufacture and supply, and Apellis agrees to purchase, the quantities of SUNBRIGHT [**] set forth in the Firm Commitment, in accordance with this Agreement.  In addition and in order to provide Apellis with the necessary transparency it needs to enable Apellis to provide NOF with reasonable forecasts, NOF will provide Apellis with a manufacturing and delivery plan and any related information into its or its subcontractors’ capacity or ordering limitations.  NOF shall provide access to and information regarding its CMO and ordering commitments therefrom.

(e)For purposes of clarity, the Parties acknowledge that (a) NOF is not the exclusive or partially exclusive supplier of SUNBRIGHT [**] or any polyethyleneglycol derivative to Apellis, (b) Apellis may purchase SUNBRIGHT [**] or any polyethyleneglycol derivative from any Third Party, and (c) Apellis has not limited its remedies hereby to only those specified for a Supply Failure or material breach by NOF. “Supply Failure” shall have the meaning that if NOF is unable to supply at least [**]% of any Firm Order for SUNBRIGHT [**] within the Firm Commitment within [**] after the Delivery Date set forth on the applicable Firm Order for any reason (other than Force Majeure not caused by Apellis).

(f)“Firm Order” means a purchase order for SUNBRIGHT [**] issued by Apellis under this Agreement that specifies the quantity of SUNBRIGHT [**] ordered, the required Delivery Date, and the Delivery Address (as well as any specific shipping instructions, if applicable), in each instance in accordance with this Agreement. Apellis shall place Firm Orders for SUNBRIGHT [**] in accordance with the Firm Commitment portion of its Rolling Forecast for the relevant period at least [**] before the requested Delivery Date.  Firm Orders will be made on such form of purchase order or document as Apellis may specify from time to time in writing; provided that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Firm Order.  Any term or condition of such Firm Order that is different from or contrary to the terms and conditions of this Agreement shall be void, unless otherwise agreed between the Parties in writing.

(g)NOF agrees to retain [**] of each lot of SUNBRIGHT [**] produced for either (i) [**] after product inventory at NOF runs out, or (ii) [**] after the retest date, whichever is longer.

4.8Changes to Manufacture.  Any material changes to the Manufacture process or the Specifications shall require the Parties’ mutual written consent in accordance with the Quality Agreement, and an applicable change to the Master Batch Record in accordance with Section 15.7 of this Agreement, before implementation.  Notwithstanding anything herein to the contrary or in the Quality Agreement, except as otherwise agreed to by Apellis in writing, NOF shall not amend, change, or supplement any of the following without Apellis's prior written consent:  (1) the Specifications; (2) the Materials; (3) the specifications for Materials that have regulatory impact (e.g., specification is listed in the regulatory filing) or the potential for quality impact on the SUNBRIGHT [**]; (4) the source of Materials that have regulatory impact (e.g., supplier is listed in the regulatory filing) or the potential for quality impact on the SUNBRIGHT [**]; (5) the equipment and machinery, other than in-kind replacements, used in the Manufacture of SUNBRIGHT [**] that have a direct impact on the quality of the SUNBRIGHT [**]; (6) the test methods used in connection with the Manufacturing of SUNBRIGHT [**] that have regulatory impact (e.g., method is listed in the regulatory filing) or the potential for quality impact on the SUNBRIGHT [**]; or (7) the process for Manufacturing SUNBRIGHT [**].  If any of the foregoing changes are required by Regulatory Agency or  a change in cGMP and such requirement is solely directed to SUNBRIGHT [**], then Apellis shall be responsible for reimbursing NOF for the costs of such required change and, in all other cases, NOF shall bear all costs of such change.

4.9Minimum Purchase Obligation.

(a)Apellis agrees to purchase SUNBRIGHT [**] from NOF under the estimated annual forecasts in Exhibit D, to the extent set forth in the Firm Commitment portion of the Rolling Forecasts and subject to the Minimum Purchase Obligations set forth in Exhibit E.  Except as expressly set forth in Exhibit E, Apellis shall order from NOF, and NOF shall supply, at least the minimum amount of the SUNBRIGHT [**] for delivery as provided in Exhibit E attached hereto and incorporated herein, or of its proportionate amount of such SUNBRIGHT [**] in case of less than [**]. If Apellis fails to purchase the quantity of SUNBRIGHT [**] which satisfies the Minimum Purchase Obligation for a particular time period,  Apellis shall pay NOF the amount equal to [**]% of the remaining quantity of the Minimum Purchase Obligation for such time period without affecting the obligations of Apellis to purchase and pay for 100% of the Firm Orders previously issued. Beginning [**], the  Parties shall discuss in good faith quantities of Minimum Purchase Obligation for calendar years [**].

(b)Notwithstanding the foregoing, Apellis may terminate the Minimum Purchase Obligation for the  remaining term of this Agreement by providing notice to NOF on or before October 1 of the preceding year, subject to the buy-out payment obligations provided in this Section.  In the case Apellis terminates the Minimum Purchase Obligation for the remaining Term of this Agreement (“Buy-Out Option ”), then, as Apellis’s exclusive liability and NOF’s sole remedy, Apellis shall pay NOF an amount equal to the Buy-Out Calculation for [**] percent ([**]%) of the aggregate of the remaining Minimum Purchase Obligation for remaining time periods thereafter of the Term of this Agreement; provided, however, if this Agreement is terminated by NOF for convenience or by Apellis for NOF’s breach, Apellis shall have no obligation to pay any further Minimum Purchase Obligation and the Buy-Out Calculation shall be of no force or effect.

(c)The amount of the payment required to be made under Section 4.9(a) and Section  4.9(b) for Buy-Out Option shall be calculated based on the applicable per-gram Supply Price set forth in Exhibit B (“Buy-Out Calculation”). Invoices for the appropriate payment will be issued by NOF within [**] from the end of the applicable time period or the effective date of NOF’s receipt of the applicable buy-out notice, as the case may be, and shall be payable within [**] of the date of receipt of the invoice from NOF.

(d)Nothing herein shall be construed as limiting the amount of SUNBRIGHT [**] that Apellis may purchase from NOF, nor the amount of SUNBRIGHT [**] that NOF may supply to Apellis, in any given calendar year during the Term of this Agreement, subject only to the applicable provisions relating to Rolling Forecasts, as set forth in Section 4.7.

(e)For purposes of clarification, Apellis may exercise Buy-Out Option pursuant to this Section 4.9 without terminating this Agreement, and such exercise of Buy-Out Option shall not be construed to be a termination of this Agreement but instead this Agreement shall remain as an agreement without the Minimum Purchase Obligation for the relevant time period.

4.10Delivery Against Firm Orders.  NOF will acknowledge all Firm Orders submitted under Section 4.7(f) within [**] following receipt of same.  NOF shall Deliver SUNBRIGHT [**] only against specific Firm Orders.  NOF shall make reasonable effort to Deliver SUNBRIGHT [**] under each Firm Order on the Delivery Date specified in the applicable Firm Order; provided, however, that Delivery of SUNBRIGHT [**] within [**] before or after the Delivery Date may be permissible. The Delivery Date may be changed with agreement of the Parties. NOF shall Deliver SUNBRIGHT [**] under each Firm Order in the quantities set forth in such Firm Order; provided that NOF shall be deemed to have satisfied its obligations with respect to the quantity of a given SUNBRIGHT [**] if the actual quantity of SUNBRIGHT [**] is within plus or minus [**] percent (+/-[**]%) of the quantity of such SUNBRIGHT [**] set forth in the applicable Firm Order (the amount of such excess quantity of SUNBRIGHT [**] actually Delivered that is above the amount requested in the Firm Order, if any, the “Permitted Variance Excess Quantities”, and the amount of such deficient quantity of SUNBRIGHT [**] actually Delivered that is below the amount requested in the Firm Order, if any, the “Permitted Variance Deficient Quantities”).  For the avoidance of doubt, Apellis shall have no obligation to pay for any quantity of SUNBRIGHT [**] delivered in excess of the Permitted Variance Excess Quantities.  The Facility shall be indicated on documents accompanying each Delivery of SUNBRIGHT [**].  In the event NOF will fail to meet a Delivery Date set forth in a Firm Order, NOF shall bear the incremental costs required for expedited transport above and beyond the cost incurred by the method outlined in the Delivery Terms. In the event that Apellis fails to take delivery of the SUNBRIGHT [**] on the Delivery Date, Apellis will be responsible for any costs incurred by NOF in connection with a delay in delivery. For the avoidance of doubt, any Permitted Variance Excess Quantities shall count against the Minimum Purchase Obligations in the then current period.

4.11Quality Control and Batch Release.  NOF shall provide to Apellis copies of the current and approved Master Batch Record and validated analytical test methods and validation protocols and reports through a secure electronic portal, and all such documents must be provided in English and any updates or revisions thereto must also be provided in English.  NOF and, where applicable, its subcontractor or CMO, shall perform such quality control tests as indicated in the Specifications, as required by applicable Law and regulatory requirements and in accordance with the validated analytical test methods and written procedures.  NOF shall provide through a secure electronic portal, and where applicable, its subcontractor’s or CMO’s Certificate of Analysis and investigations for Out of Specification (OOS) and for deviations of manufactured Batches  must be provided in English to Apellis at least [**] prior to the Delivery Date of the corresponding Batches of SUNBRIGHT [**] in accordance with the Quality Agreement. Executed Batch Records and executed quality control data package for each Batch in the original language (Japanese) shall be provided through a secure electronic portal. Should any Batch fail to meet the standards set forth in the Specifications, Apellis may, at its option, investigate the cause of such failure or require NOF, its subcontractor or CMO to do so and to provide Apellis with a written report summarizing the results of such investigations.  For clarity, all documents provided pursuant to this Section 4.11 through an electronic portal may be provided in read only format so long as NOF, its subcontractor or CMO maintains hard copies of all such documents and Apellis can access such documents through the electronic portal for a period of [**], or such longer period as may be required by cGMP. Notwithstanding the foregoing, from a security standpoint, all such documents may be removed from the portal after [**] of their upload; provided that (a) NOF notifies Apellis at least [**] prior to such removal and (b) during such [**] period or longer period as may be required by cGMP, all such documents shall be re-uploaded to the electronic portal for [**] within [**] upon Apellis’s requests. In addition, Apellis agrees that Master Batch Record, Executed Batch Records and executed quality control data packages shall be handled based on the separately agreed Confidential Agreement effective as of [**].

4.12NOF Obligations.  NOF agrees that it shall not enter into any agreement with any Third Party that shall have a conflict of interest with performance of its obligations under this Agreement and neither NOF nor its Affiliates shall intentionally or knowingly conduct or otherwise carry out at any time during the Term any activities that may prejudice the quality, safety, efficacy, Manufacture or delivery of the SUNBRIGHT [**].  As between the Parties, NOF shall be solely responsible, at its sole cost and expense, for performance of all Manufacturing. In furtherance of the foregoing, NOF agrees to provide, at its sole cost and expense, all labor and expertise necessary for the performance of the Manufacturing of SUNBRIGHT [**] as well as all facilities, equipment, machinery and Materials (other than Apellis Supplied Materials) necessary to Manufacture the SUNBRIGHT [**], including maintaining sufficient stocks of Materials necessary to supply Apellis’s requirements of SUNBRIGHT [**] under this Agreement.

4.13Safety Stock.  NOF shall  maintain a safety stock of the [**] raw material in a quantity that is sufficient to Manufacture at least [**] of SUNBRIGHT [**] (the “Safety Stock”) from [**] and thereafter throughout the Term.  This Safety Stock shall remain separate and distinct from any other quantities of [**] inventory held at NOF’s Facility and shall be stored by NOF.  NOF will maintain the appropriate level of Safety Stock by promptly replenishing that quantity of [**] used in such supply in accordance with Section 4.7.  NOF will manage Safety Stock to fulfill Apellis purchase orders on a routine basis to prevent units of [**] being held in the Safety Stock from exceeding their posted expiration date.  NOF shall replenish its Safety Stock within [**] of use pursuant to this Section 4.13 (the “Replenishment Period”).  NOF shall within [**] of the end of the Replenishment Period notify Apellis in writing of its inability to replenish the Safety Stock as aforesaid.  Upon expiration or earlier termination of this Agreement, Apellis shall purchase the Safety Stock in accordance with Section 9.3.

4.14Packaging.  All SUNBRIGHT [**] supplied hereunder shall be packaged in accordance with the Specifications and the Quality Agreement. Without limiting the foregoing, all SUNBRIGHT [**] supplied hereunder shall also be labeled with a traceable batch number and the date of Manufacture.

4.15Transfer of Title. Title to SUNBRIGHT [**] supplied hereunder shall pass to Apellis contemporaneously with the transfer of risk of loss, as established by the Delivery Terms.

5.PROJECT MANAGEMENT; CONTACTS

Each Party shall designate in writing one person to be that Party’s project manager with overall responsibility for issues associated with the performance of this Agreement. Each Party may designate one or more additional contact persons whom the other Party may contact with respect to particular matters. Each Party may substitute or replace its project manager and additional contact persons at any time by providing written notice to the other Party.  Each Party shall make its project manager and other contact persons available for status meetings, telephone consultation, and otherwise as reasonably required to facilitate the performance of the Manufacturing services in accordance with this Agreement.  The project managers shall hold meetings at such times as the Parties so elect to do so but shall meet no less frequently [**]. The initial project managers and the additional contact persons who shall be contacted by NOF or Apellis in regard to various matters are:

Apellis:

Department	Function	Name	Tel. Number	E-mail
CMC	Manufacturing	[**]	[**]	[**]
QA	QA, Contract	[**]	[**]	[**]
Analytical development and QC	QC	[**]	[**]	[**]

NOF:

Department	Function	Name	Tel. Number	E-mail

NAC	Manager, Sales of DDS Product	[**]	[**]	[**]

6.FEES

6.1Price.  In full consideration for the Manufacture and supply of SUNBRIGHT [**], Apellis shall pay NOF the Supply Price for the SUNBRIGHT [**] provided under this Agreement as set forth in Exhibit B.

6.2Invoice.  NOF shall submit invoices of [**] percent ([**]%) of Supply Price to Apellis after the receipt of each Firm Order from Apellis hereunder and invoices of remaining [**] percent ([**]%) of Supply Price to Apellis simultaneously with the delivery to Apellis of the Batch Release documentation pursuant to Section 4.11.  Apellis shall pay NOF [**]% of Supply Price within [**] of the invoice. Upon quality assurance disposition by Apellis and written acceptance of the Batch Release documentation, Apellis shall pay NOF [**]% of Supply Price within [**] of the invoice and prior to Delivery of the SUNBRIGHT [**], provided however, NOF may change the payment terms to any other terms, including, but not limited to advance payment, depending on the credit status of Apellis; provided, however, if the Delivery is received more than [**] after the required Delivery Date and Apellis accepts such delayed shipment, NOF shall issue, and Apellis shall receive, a [**] percent ([**]%) discount off the invoiced Supply Price for such shipment.  If Apellis fails to pay any invoice by the due date, NOF is not required to ship the Firm Order until Apellis makes the payment. Notwithstanding the foregoing, if Apellis fails to pay by the payment due date under this Agreement, NOF may (i) reject Firm Orders submitted by Apellis or cancel accepted Firm Orders (applicable only for the initial invoice), or (ii) terminate this Agreement pursuant to Section 9.2.(a).

6.3Taxes.  Apellis shall have obligation to pay all taxes and duties allocated to it under DAP certain location agreed by the Parties (Incoterms 2010).

7.STORAGE; DELIVERY; ACCEPTANCE AND REJECTION

7.1Storage, Delivery and Shipping Terms.  NOF is responsible for maintaining and monitoring the appropriate temperature storage conditions for all Material and SUNBRIGHT [**] while Material and SUNBRIGHT [**] are under its control.  NOF is also responsible for packaging SUNBRIGHT [**] in a manner that will ensure maintenance of the appropriate physical and temperature conditions during shipment. All Apellis orders shall be shipped DAP (Incoterms 2010) from Facility.

7.2Acceptance and Rejection.  In the event that any SUNBRIGHT [**] delivered to Apellis or any Apellis designated location fails to conform to the Specifications, was not Manufactured in accordance with cGMP or the Quality Agreement, is damaged or defective, is otherwise adulterated or misbranded under applicable Laws, or has not been stored or shipped in such a manner that ensures maintenance of the appropriate physical and temperature conditions or has obvious defects, Apellis may reject such Batch by providing NOF written notice within [**] of the Delivery of the SUNBRIGHT [**]. Obvious defects shall include any defects reasonably discoverable on visual examination of representative samples of a consignment.  Apellis shall notify NOF in writing of any non-obvious defects promptly upon discovery thereof but in no event later than after the Shelf Life of the applicable SUNBRIGHT [**] that are not rejected within the foregoing applicable period will be deemed to have been accepted by Apellis, and any defect or nonconformity thereof will be deemed waived by Apellis.  Apellis shall use commercially reasonable efforts to test a quantity of the SUNBRIGHT [**] delivered by NOF in order to verify that such quantity satisfies the Specifications. Any notice of rejection given hereunder shall specify the applicable nonconformity and furnish such other written evidence or other documentation as may be reasonably requested by NOF.  Apellis shall ship, at NOF’s expense, such allegedly nonconforming SUNBRIGHT [**] to NOF’s facility for inspection and testing by NOF and, if NOF’s inspection and testing reveals to NOF’s reasonable satisfaction or the independent laboratory confirms pursuant to Section 7.3 or it is resolved pursuant to arbitration set forth in Section 15.16 that any quantity of the SUNBRIGHT [**] supplied by NOF does not conform to the Specifications or is otherwise defective, NOF shall, at Apellis’s discretion, either (a) replace such nonconforming SUNBRIGHT [**] in a timely manner at no additional cost to Apellis or (b) refund Apellis the total Supply Price paid or payable by Apellis with respect to such non-conforming SUNBRIGHT [**]. Any dispute between the Parties regarding the quality of any quantity of the SUNBRIGHT [**] supplied shall be resolved in accordance with the procedure set forth in Section 7.3. The Parties shall determine in good faith how to dispose of any nonconforming SUNBRIGHT [**], provided that Apellis shall have no financial liability for the disposition or resale of nonconforming SUNBRIGHT [**].  EXCEPT FOR SUCH OTHER REMEDIES AND OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING NOF’S INDEMNIFICATION OBLIGATIONS AND APELLIS’S RIGHT TO TERMINATE THIS AGREEMENT, THIS SECTION 7.2 SETS FORTH THE SOLE REMEDY OF APELLIS AND ENTIRE LIABILITY OF NOF FOR FAILURE OF SUNBRIGHT [**] TO CONFORM TO THE SPECIFICATIONS OR FOR THE SALE OF SUNBRIGHT [**] THAT IS DEFECTIVE, OR IS OTHERWISE ADULTERATED OR MISBRANDED UNDER APPLICABLE LAWS, OR HAS NOT BEEN MANUFACTURED IN ACCORDANCE WITH CGMP OR THE QUALITY AGREEMENT OR OTHERWISE STORED OR SHIPPED IN SUCH A MANNER THAT ENSURES MAINTENANCE OF THE APPROPRIATE PHYSICAL AND TEMPERATURE CONDITIONS.

7.3Conflict Resolution.  In the event that a dispute arises between the Parties under Section 7.2 due to analytical issues, the resolution shall conform to cGMP guidance on out-of-Specification results and shall proceed in stages as follows:  The first stage requires immediate communication between scientists representing both Parties to determine that the methods are being executed in the same manner at both sites, if applicable. Secondly, carefully controlled and split samples shall be exchanged to attempt to resolve the issue, if applicable. Should there be a failure to achieve resolution within a reasonable time, scientists from both Parties shall meet to work through the analysis of one or more mutually agreed sample(s).  If the dispute is not resolved within [**], the Parties agree to submit a sample of the quantity in question to an independent test facility to be agreed upon by both Parties, such agreement not to be unreasonably withheld, and to accept the results of the testing performed by that facility as binding with regard to the quantity from which the sample was taken for purposes of this Agreement.  Apellis will engage the independent test facility and pay the charges unless the results show that the quantity was nonconforming, in which case NOF shall pay the charges. If the Parties are unable to settle a dispute under Section 7.2 that is not due to analytical issues, then upon the demand of either Party, the matter shall be submitted to binding arbitration set forth in Section 15.16.

8.REGULATORY MATTERS

8.1Regulatory Support.  NOF shall cooperate with Apellis as reasonably requested with respect to Regulatory Submissions in the Territory regarding the Drug Substance or Drug Product or that are otherwise necessary to conduct clinical trials with the Drug Product, to obtain or maintain Regulatory Submissions and/or any Drug Product NDA, and/or to market and sell the Drug Product, including providing Apellis with all reports, authorizations, certificates, methodologies, specifications and other documentation and/or information in the possession or under the control of NOF (or any of its Affiliates) relating to the Manufacture of SUNBRIGHT [**] or any component thereof reasonably requested by Apellis for any of the foregoing; provided that (a) to the extent the reports, authorizations, certificates, methodologies, specifications and other documentation and/or information are within the scope or of a similar nature to those set forth on Exhibit I or similar or of the same scope as that which has previously been provided to Apellis (including in connection with the Original Agreement) (“NOF Specific Information”), NOF shall be required to provide Apellis with all such authorizations, certificates, methodologies, specifications and other documentation and/or information, provided that the Parties discuss and agree the extent of both provision by NOF of and use by Apellis of NOF Specific Information to be used for Regulatory submissions to [**] regulatory agency prior to the submission, and (b) to the extent authorizations, certificates, methodologies, specifications and other documentation and/or information are not within the scope of the foregoing clause (a), the Parties shall discuss the conditions under which such shall be provided to Apellis or made directly available to the applicable Regulatory Agency. As stated in the Quality Agreement, NOF shall make available to Apellis at the Facility all documents reasonably requested by Apellis regarding the SUNBRIGHT [**] and the Manufacturing thereof that may be necessary or helpful for preparing Regulatory Submissions or communicating with Regulatory Agencies relating to the Drug Substance or Drug Product and/or obtaining or maintaining any Drug Product NDA. NOF may charge Apellis fees if NOF conducts additional tests to get data to cooperate with Apellis with respect to the Regulatory Submissions and Apellis shall pay the fees. The Parties shall discuss and agree amounts of the fees from time to time.

8.2Ownership of Regulatory Filings.  Except as specifically agreed otherwise by the Parties, Apellis shall be the sole owner of all Regulatory Submissions and all governmental approvals obtained from any Regulatory Agency with respect to the Drug Substance or the Drug Product, including any Drug Product NDA.

8.3Interactions with Regulatory Authorities.  Apellis shall be responsible for the preparation and filing of any Regulatory Submissions and for all contacts and communications with any Regulatory Authorities with respect to matters specifically relating to Manufacture of SUNBRIGHT [**] or any component thereof.  NOF shall notify Apellis immediately (and in no event later than [**]) after NOF receives any contact or communication from any Regulatory Authority related in any way to the Manufacture of SUNBRIGHT [**] or which could be reasonably expected to have an adverse effect on the Manufacture of SUNBRIGHT [**].  NOF will provide Apellis with copies of any such correspondence or other communication and shall consult with Apellis regarding the response to any inquiry or observation from any Regulatory Authority, and Apellis, at its discretion, shall control and/or participate in any further contacts or communications relating to the Manufacture of SUNBRIGHT [**].

9.TERM AND TERMINATION

9.1Term.  This Agreement shall commence on the Effective Date and shall continue until December 31, 2025, unless earlier terminated pursuant to this Section 9 (the “Term”).

9.2Termination.

(a)Termination for Breach.  Either Party may terminate this Agreement by giving written notice to the other Party if such other Party is in material breach of any material term or obligation under this Agreement, including any material breach of any material term or obligation under the Quality Agreement, and such termination shall become effective [**] after such notice given if such other Party has failed to cure the breach within [**] period.  For clarity, the Parties agree that if NOF delivers [**] or more batches of SUNBRIGHT [**] that fail to conform to the Specifications, are defective, not Manufactured in accordance with cGMP or the Quality Agreement or are otherwise adulterated or misbranded under applicable Laws, or if there are [**] or more Supply Failures, NOF shall be deemed to be in material breach of this Agreement.

(b)Termination for Adverse Health or Safety Reasons.  Apellis may terminate this Agreement hereunder upon written notice in the event that:  (i)  Apellis determines, in its discretion, that there are significant safety or efficacy problems relating to the Drug Substance or the Drug Product; (ii) authorization or permission to use the Drug Substance or the Drug Product is withdrawn by an applicable Regulatory Agency; (iii) either Party receives information from a Regulatory Agency that indicates that approval of a Regulatory Submission is highly unlikely or is irrevocably rejected; or (iv) Apellis irrevocably withdraws the Regulatory Submission.

(c)Termination for Bankruptcy.  To the extent permitted under applicable Law, either Party may terminate this Agreement in its entirety effective immediately with written notice if the other Party files for bankruptcy, is adjudicated bankrupt, files a petition under insolvency Laws, is dissolved or has a receiver appointed for substantially all of its property.

(d)Termination by Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual written agreement.

(e)Termination for Convenience.  Either Party may terminate this Agreement at any time for convenience by providing twenty-four (24) months’ written notice to the other Party.

9.3Consequences of Termination.

(a)Notwithstanding anything to the contrary provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of such expiration or termination, and shall not terminate any then-outstanding Firm Orders and NOF shall continue to Manufacture and supply any SUNBRIGHT [**] that is the subject of any then outstanding Firm Order.  Upon the expiration or termination of this Agreement, each Party shall (i) return to the other Party or destroy, at the election of the other Party, all documents and written materials containing, reflecting, incorporating or based on the Confidential Information of such other Party; (ii) permanently erase all of the other Party’s Confidential Information from its computer systems (except for that which is stored in archival back-up in accordance with such Party’s standard practice); and (iii) certify in writing to the other Party that it has complied with the requirements of this clause; provided that NOF shall continue to comply with its continuing obligations under Section 8.

(b)If this Agreement is terminated (i) by NOF pursuant to Section 9.2(a) (material breach) or Section 9.2(c) (bankruptcy) or (ii) by Apellis other than pursuant to Section 9.2(a) (material breach) or Section 9.2(c) (bankruptcy), then, in addition to its obligation to perform under the outstanding Firm Orders (including those to be issued pursuant to Section 9.3(c)), Apellis, in accordance with Section 9.3(d), shall pay NOF an amount equal to [**]-percent ([**]%) of the remaining quantity of the Minimum Purchase Obligation for the time period in which such termination occurred (“Initial MPO Period”) and [**] percent ([**]%) of the then remaining aggregate unpaid Minimum Purchase Obligation for the remaining time period thereafter (“Remaining MPO Period”), except to the extent the Minimum Purchase Obligation has been earlier terminated pursuant to Section 4.9.

(c)If this Agreement is terminated (i) by NOF pursuant to Section 9.2(a) (material breach) or Section 9.2(c) (bankruptcy) or (ii) by Apellis pursuant to Section 9.2(e) (convenience), then, in addition to its obligation to perform under the outstanding Firm Orders, Apellis shall place Firm Orders for SUNBRIGHT [**] in accordance with the remaining Firm Commitment and NOF shall deliver such SUNBRIGHT [**] and Apellis, in accordance with Section 9.3(d), shall purchase and pay for such delivered SUNBRIGHT [**]; provided, however, that the foregoing amounts shall be creditable against any Minimum Purchase Obligation payments to be paid pursuant to Section 9.3(b).

(d)If a termination of this Agreement falls within Section 9.3(b) and/or 9.3(c), Apellis shall pay NOF for the amount of the Firm Commitment not yet paid plus the percentage amount of the Minimum Purchase Obligation for the Initial MPO Period and the Remaining MPO Period (less the Firm Commitment).  Invoices for the appropriate payment will be issued by NOF, and shall be payable within [**] of the date of receipt of the invoice from NOF by Apellis.  By way of example and without limiting the foregoing (and using round numbers for simplicity), if a termination of this Agreement falls within the Initial MPO Period and with the following assumptions:

(i)Apellis has a Minimum Purchase Obligation of $[**] ($[**] of which is during the Initial MPO Period and $[**] of which is for the Remaining MPO Period); and

(ii)a Firm Commitment of $[**];

Then, Apellis shall pay NOF an amount equal to $[**] calculated as follows:

$[**] (for the outstanding Firm Commitment (payable in accordance with this Agreement after delivery of the relevant SUNBRIGHT [**]))

+

$[**] (for the Minimum Purchase Obligation for the Initial MPO Period [**]

+

$[**] (the Minimum Purchase Obligation for the Remaining MPO Period)).

(e)If this Agreement is terminated (i) by Apellis pursuant to 9.2(a) (material breach) or Section 9.2(c) (bankruptcy), or (ii) by the Parties pursuant to Section 9.2(d) (mutual agreement), then the Minimum Purchase Obligation shall be no longer of any force or effect and Apellis shall have no obligation to pay any Minimum Purchase Obligation.

(f)If this Agreement is terminated (i) by NOF pursuant to 9.2(a) (material breach) or Section 9.2(c) (bankruptcy) or (ii) by Apellis other than pursuant to Section 9.2(a) (material breach) or Section 9.2(c) (bankruptcy), Apellis shall also be required to purchase from NOF the quantity of Safety Stock existing as of the time of such termination (if any), provided that all such Safety Stock meets the representations, warranties and covenants set forth in this Agreement), and in connection therewith, NOF shall Deliver all such quantities of Safety Stock in accordance with this Agreement, and Apellis shall pay NOF the cost of the Safety Stock.  Notwithstanding the foregoing or anything to the contrary contained herein, from and after the delivery of any notice of termination pursuant to this Agreement, NOF shall not replenish or otherwise add to the quantity of Safety Stock then being held for Apellis pursuant to Section 4.13. Invoices for the appropriate payment(s) will be issued by NOF, and shall be payable within [**] of the date of receipt of the invoice from NOF by Apellis.

(g)If this Agreement is terminated (i) by NOF pursuant to 9.2(e) (convenience) or (ii) by Apellis pursuant to Section 9.2(a) (material breach) or Section 9.2(c) (bankruptcy), at the request of Apellis, NOF shall assist Apellis in effecting a smooth transition to an alternate supplier(s) for the manufacture of SUNBRIGHT [**] and [**].  Without limiting the generality of the foregoing, at the request of Apellis, NOF shall provide the manufacturing process and analytical methods description including specifications for SUNBRIGHT [**] and [**] to support the technical transfer of the Manufacture of SUNBRIGHT [**] to an alternate source(s); provided, however, that with respect to [**], which is the raw material of [**], NOF shall not be obligated to provide the manufacturing process and analytical methods description including specifications therefor. The Parties shall discuss supply and purchase of [**] in good faith. In addition to the Manufacture and supply of any SUNBRIGHT [**] that is the subject of an issued Firm Order, if this Agreement is terminated by Apellis pursuant to Section 9.2(a) or Section 9.2(c) or by NOF pursuant to Section 9.2(e), NOF, for up to an additional [**] period, shall Manufacture and supply SUNBRIGHT [**] to Apellis until Apellis is able to validate and qualify an alternative supplier of SUNBRIGHT [**].

10.REPRESENTATIONS AND WARRANTIES

10.1NOF Representations and Warranties

(a)Product Quality.  NOF represents and warrants that all SUNBRIGHT [**] delivered under this Agreement shall:  (i) for its Shelf Life meet the Specifications and shall not be adulterated or misbranded under any Laws; (ii) have been Manufactured in conformation with all applicable SOPs, and cGMPs and all applicable Laws and the Quality Agreement; and (iii) be transferred to Apellis free and clear of any security interests, lien or encumbrances.  NOF represents and warrants that it will Manufacture the SUNBRIGHT [**] in a professional and workmanlike manner and in compliance with the all applicable Laws, including cGMPs.  Without limiting the foregoing, NOF represents and warrants that NOF will store, handle, and process all NOF Supplied Materials and Apellis-supplied Materials used in processing or the provision of Manufacturing hereunder in accordance with all SOPs, and all applicable Laws, including cGMPs and the Quality Agreement. The product warranty contained in Section 10.1(a)(i) does not apply to any SUNBRIGHT [**] that has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any written instructions issued by NOF; has been reconstructed, repaired or altered by persons other than NOF or its authorized representative; or has been used with any Third Party products, hardware or product that has not been previously approved in writing by NOF.  EXCEPT FOR SUCH OTHER REMEDIES AND OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING NOF’S INDEMNIFICATION OBLIGATIONS AND APELLIS’S RIGHT TO TERMINATE THIS AGREEMENT, THE SOLE REMEDY OF APELLIS AND THE ENTIRE LIABILITY OF NOF FOR ANY BREACH OF THE PRODUCT WARRANTY SET FORTH IN SECTION 10.1(a)(i) ARE SET FORTH IN SECTION 7.2.

(b)Personnel.  NOF represents and warrants that (a) NOF was not, is not and will not be, and it did not, does not, and will not use in any capacity the services of any person, disqualified or debarred under the Generic Drug Enforcement Act, 21 USC 335a, or otherwise disqualified or debarred by the FDA or any other Regulatory Agency and (b) NOF was not, is not and will not be, and it did not, does not, and will not use in any capacity the services of any person who has been charged or convicted of a crime as defined under the Generic Drug Enforcement Act.  If, during the term of this Agreement, NOF becomes aware that either it or any person performing Manufacturing activities hereunder on behalf of NOF has become or may become disqualified or debarred, NOF shall immediately notify Apellis in writing.

(c)Compliance with Regulatory Agency.  Without limiting any representations and warranties herein, NOF represents and warrants that neither it nor any member of its staff has been charged with or convicted under federal law for conduct relating to the development or approval of any filing or submission to any Regulatory Agency, any active pharmaceutical ingredient, any pharmaceutical product or any services of the type provided by NOF hereunder, or otherwise relating to the regulation of any drug product under any relevant Law.  If at any time NOF or any member of its staff is charged with or convicted under federal Law for conduct relating to the development or approval of any filing or submission to any Regulatory Agency, or otherwise relating to the regulation of any drug product under any relevant Law, NOF shall immediately notify Apellis in writing.

(d)No Third Party Infringement.  To its actual knowledge of NOF, NOF represents, warrants and covenants that in Manufacturing the SUNBRIGHT [**] it has not knowingly infringed, at the time of Effective Date, and shall not knowingly infringe upon the intellectual property rights of any Third Party.

10.2Apellis Representations and Warranties.

(a)Apellis represents and warrants that it has the rights to transfer the Apellis-supplied Materials to NOF for the purposes contemplated herein and to grant the rights granted to NOF hereunder.

(b)Apellis represents and warrants that the SUNBRIGHT [**] will be used solely for the purpose of manufacturing Drug Substance and/or Drug Product.

10.3Mutual Warranties.  Each Party represents and warrants to the other that (i) to its knowledge, it has the right to provide the Confidential Information provided hereunder; (ii) it has all requisite power and authority (corporate and otherwise) to enter into this Agreement; (iii) the execution and delivery of this Agreement by the officer or individual whose name is signed on its behalf below has been duly authorized by all necessary actions; (iv) such Party’s execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, or Law applicable to it or by which it may be bound; and (v) this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

10.4Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

11.CONFIDENTIALITY

11.1NOF Confidentiality Obligations.  During the Term of this Agreement and for a period of [**] thereafter, NOF shall maintain in confidence and shall not use Apellis’s Confidential Information except as authorized under this Agreement and shall not disclose Apellis’s Confidential Information to any Third Party other than: (i) employees, consultant, agents or permitted subcontractors of NOF or any of NOF’s Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties in carrying out NOF’s obligations under this Agreement; or (ii) as directed by Apellis in writing.

11.2Apellis Confidentiality Obligations.  During the Term of this Agreement and for a period of [**] thereafter, Apellis shall maintain in confidence and shall not use NOF’s Confidential Information except as authorized under this Agreement and shall not disclose any NOF’s Confidential Information to any Third Party other than: (i) employees, consultants, agents or contractors of Apellis or any of Apellis’s Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties in carrying out Apellis’s obligations under this Agreement, or in exercising Apellis’s rights under this Agreement, or in order to provide direction or services to Apellis regarding production, testing, storage or quality of the Drug Substance or Drug Product, or regulatory, compliance or other issues related to the Drug Substance or Drug Product; or (ii) Regulatory Agencies in connection with communication(s) or Regulatory Submission(s) regarding the Drug Substance or Drug Product.

11.3Required Disclosure. Notwithstanding Section 11.1 and Section 11.2, in case the Receiving Party is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Disclosing Party’s Confidential Information pursuant to legal, administrative or judicial action, the Receiving Party may disclose the Confidential Information to comply with the request; provided, that the Receiving Party, to the extent permitted by applicable Law, (a) timely informs the Disclosing Party, (b) uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and (c) permits the Disclosing Party to attempt by appropriate legal means to limit such disclosure.

11.4Responsibility for Compliance with Confidentiality and Nonuse Obligations.  Each Party shall be responsible for any disclosure, misuse or misappropriation, by such Party, its Affiliates, or the employees, consultants, agents or contractors of such Party or such Party’s Affiliates, of the other Party’s Confidential Information.

11.5Terms of Agreement.  Except for (i) any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with applicable Laws (including the rules and regulations of any national stock exchange on which such Party’s securities are traded) or (ii) disclosure to a Party’s or any of its Affiliates’ employees consultants, advisors, agents, contractors or actual or potential licensees, financing sources, investors or acquirers, under reasonable conditions of confidentiality, neither

Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement or use the other Party’s name in any press release, publicity, or advertising without prior written consent. If Apellis deems it necessary to file this Agreement in accordance with U.S. securities Laws, Apellis shall use reasonable efforts to seek confidential treatment, to the extent consistent with such Laws, for the contents of the Exhibits of this Agreement.

12.INTELLECTUAL PROPERTY

12.1Ownership.  NOF agrees that, as between the Parties, Apellis owns all right, title, and interest in and to the Drug Substance and the Drug Product, as applicable, and all Apellis IP (collectively “Apellis Property”), and to the extent NOF or any of its Affiliates has or may acquire or be deemed to have acquired any rights in Apellis Property, NOF hereby agrees, on behalf of itself and its Affiliates, to transfer and assign, and hereby transfers and assigns, its and its Affiliates’ right, title, and interest in such property to Apellis.  Upon Apellis’s request at any time, NOF shall, and shall require its Affiliates to, deliver to Apellis any and all documents and information necessary to protect Apellis’s interest in the Apellis Property to the extent that such documents and information are not confidential information of a Third Party.  NOF shall promptly notify Apellis in writing of any Apellis Property that arises from the Manufacturing services.

13.INDEMNIFICATION

13.1Indemnification by NOF.  NOF shall indemnify, defend, and hold Apellis and its Affiliates and their directors, officers, and employees harmless from and against any and all damages, judgments, claims, suits, actions, costs and expenses (including reasonable attorneys’ fees) (collectively, “Liabilities”) arising out of any Third Party claim to the extent resulting from (i) NOF’s breach of this Agreement, including the Quality Agreement; (ii) any inability to process or release the Drug Substance or Drug Product due to NOF’s failure to comply with applicable Laws; or (iii) the grossly negligent acts or omissions or willful misconduct of NOF or any of its directors, officers, employees, subcontractors or agents in NOF’s performance of this Agreement.

13.2Indemnification by Apellis.  Apellis shall indemnify, defend and hold NOF and its Affiliates and their directors, officers, and employees harmless from and against all Liabilities arising out of any Third Party claim to the extent resulting from (i) Apellis's breach of this Agreement including any of its warranties or representations hereunder; (ii) the use of SUNBRIGHT [**] or the manufacture, sale, transfer or other disposition of the Drug Product by Apellis; or (iii) the grossly negligent acts or omissions or willful misconduct of Apellis or any of its directors, officers, employees, subcontractors or agents in Apellis’s performance of this Agreement.

13.3Indemnification Procedure.  Upon notice of any Liability, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  Failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations except to the extent the failure or delay is prejudicial.  The Indemnifying Party shall have control over the defense and any settlement of any such claim for Liability; provided however that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party shall obtain the prior written approval (not to be unreasonably withheld) from the Indemnified Party before entering into any settlement of such claim.  The Parties shall cooperate in furnishing such information and attending such conferences and hearings as reasonably requested in connection with the defense or prosecution of any Liabilities.  In the event the Indemnifying Party fails to act within a reasonable time after receiving notice, the Indemnified Party shall have the right to employ its own counsel at the expense of the Indemnifying Party.

13.4Insurance.  NOF shall maintain products and completed operations liability insurance through the term of this Agreement, which insurance shall afford limits of not less than US$[**] for each occurrence and US$[**] in the aggregate per annum for product liability.  If requested by Apellis, NOF will provide Apellis with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.  The insurance certificate shall further provide for a minimum of [**] written notice to NOF and to Apellis of a cancellation of, or material change in, the insurance.

14.LIMITATION OF LIABILITY

14.1EXCEPT FOR LIABILITIES ARISING FROM (I) THE INTENTIONAL MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION OR (II) EACH PARTY’s INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON BREACH OF CONTRACT OR TORT, INCLUDING NEGLIGENCE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN addition to the limitation of liability set forth above, Except for (A) the INTENTIONAL MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION OR (B) Damages arising out of SUCH PARTY’s GROSS negligence or willful misconduct, NOF’s maximum aggregate liability to compensate APELLIS for all Damages under this AGREEMENT will be set on a per calendar year basis and for the calendar year in which the cause of such liability lies or exists (whether in contract, tort, strict liability, statute, or otherwise) and shall be limited to the AMOUNTS PAID or payable by APELLIS TO NOF in the then most recently completed calendar year.

15.GENERAL PROVISIONS

15.1Independent Contractors.  For purposes of this Agreement, the Parties shall be deemed independent contractors, and neither of the Parties shall be deemed or construed, by virtue of this Agreement, to be the agent, representative, partner or joint venturer of the other Party.  Neither Party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party.  NOF shall make clear to all Third Parties and Affiliates with whom it deals that NOF is a separate entity from Apellis and that NOF does not have the authority to bind Apellis.

15.2Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (for clarity, including, with respect to the purchase and sale of SUNBRIGHT [**], the Uniform Commercial Code therein), without regard to its conflicts of law principles.  For the avoidance of doubt, the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

15.3Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable only by, the Parties and their respective successors and permitted assigns.  It is the explicit intention of the Parties that no person or entity, other than the named Parties or their successors or permitted assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement, as a third party beneficiary or otherwise.

15.4Notices.  Any notices or other communication given pursuant to this Agreement shall be written and delivered either by (i) personal delivery, (ii) certified mail, postage prepaid and return receipt requested, (iii) any recognized overnight air courier service, (iv) confirmed facsimile, or (v) email to the relevant Party as follows or to such other address of which the receiving Party gives notice pursuant to this Section 15.4:

If to Apellis:	With a copy to
Apellis Pharmaceuticals, Inc. 100 Fifth Avenue, 3rd Floor Waltham, MA 02451 Attn: [**] Email: [**] (primary recipient)	Apellis Pharmaceuticals, Inc. 100 Fifth Avenue, 3rd Floor Waltham, MA 02451 Attn: [**] Email: [**]

If to NOF:	With a copy to:
NOF CORPORATION 20-3, Ebisu 4-chome, Shibuya-ku, Tokyo 150-6019, Japan Attn: Planning & Administration Dept. DDS Development Division Telephone:[**] Facsimile:[**] Email: [**] (primary recipient)	NOF AMERICA CORPORATION 1 North Broadway, Suite 912 White Plains, NY 10601 U.S.A. Attn: [**] Telephone:[**] Facsimile:[**] Email: [**]

All notices shall take effect as follows:  (i) upon receipt if delivered either in person or by confirmed facsimile on any business day in the delivery location (the relevant “Business Day”) prior to 6 pm local time; or (ii) on the next succeeding Business Day if delivered either in person or by confirmed facsimile on a non-Business Day or after 6 pm local time; (iii) one (1) Business Day after having been delivered to a recognized air courier for overnight delivery; (iv) the delivery date if delivered by certified mail, return receipt requested; or (v) if delivered by email, when the primary recipient, by an email sent to the email address for the sender stated in this Section 15.4 or by a notice delivered by another method in accordance with this Section 15.4, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 15.4.

15.5Assignment.  The Parties shall not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) Apellis shall have the right, without the prior consent of NOF, to assign this Agreement, in whole or in part, to any Affiliate of Apellis, and (b) Apellis shall have the right, without the prior consent of NOF, to assign this Agreement, in whole or in part, to any Third Party (other than to a Third Party whose primary business is manufacture and supply of polyethyleneglycol derivatives) in connection with a sale of all or substantially all of the assets of Apellis to which this Agreement relates, whether by merger, transfer of a going concern, sale of stock, sale of assets or other similar transaction (including by operation of law), in each case upon notice to NOF.  This Agreement shall bind and inure to the benefit of any successors and permitted assignees.  Any prohibited assignments shall be void.  No assignment relieves the assigning Party of any of its obligations under this Agreement.

15.6Force Majeure. Neither Party shall be liable to the other Party for non-performance or delay in performance to the extent such failure or delay in performing any of its obligations hereunder is not due to its negligence and arises from or caused by any Force Majeure, if the impacted Party shall give prompt notice of any such Force Majeure to the other Party.  The impacted Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such impacted Party shall have used reasonable efforts to avoid such occurrence and to commence and continue to take reasonable and diligent actions to recommence performance as quickly as possible. “Force Majeure” shall mean any event beyond the reasonable control of an impacted Party including, strikes, labor troubles, riots, embargo, blockages, transport and customs clearance delays, Acts of God, storms, fires, explosions, earthquakes, floods, tsunamis, pandemics, epidemics, war, acts of authorities and prohibitions.  Notwithstanding the foregoing, the COVID-19 Pandemic shall not be considered a Force Majeure event, unless (i) a Party's non-performance or delay in performance is result of laws, regulations or advisory of a governmental authority to combat the COVID-19 Pandemic which the addressees are legally obliged to comply with (e.g. closure of the Facility, quarantine regulations, or requisition of production capacities) and/or (ii) such Party has taken commercially reasonable measures to avoid harmful effects of the COVID-19 Pandemic.  In the event of a Force Majeure that lasts for more than [**] or [**] in any twelve month period, the other Party shall have the right upon written notice to the delayed Party to terminate this Agreement.

15.7Entire Agreement.  This Agreement, which includes any exhibits, schedules, and attachments as well as the Quality Agreement, constitutes the entire understanding of the Parties in connection with the Manufacture of SUNBRIGHT [**] and a complete and exclusive statement of the terms of their agreement with respect thereto (and supersedes and replaces the Original Agreement).  Any term or condition of any purchase order, sales acknowledgement, or document with respect to the Manufacture of the SUNBRIGHT [**] which is in addition to, different from, or contrary to the terms and conditions of this Agreement shall be void.

15.8Amendment.  This Agreement or any provision hereof shall not be amended, supplemented, or waived except in a writing signed by each of the Parties.

15.9Breach of the Quality Agreement.  Any breach or material breach of the Quality Agreement shall also be deemed a breach or material breach, respectively, of this Agreement.

15.10Waiver.  No failure or delay on the part of the Parties to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any right, power, or privilege.

15.11Severability.  If either (i) a court of competent jurisdiction hold that a particular provision or requirement of this Agreement violates any applicable Law or (ii) a government agency with jurisdiction definitively advises the Parties that a feature or provision of this Agreement violates Laws over which such department or agency has jurisdiction, then each such provision, feature or requirement shall be fully severable and: (a) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof; (b) the remaining provisions hereof shall remain in full force and effect and shall not be affected by the severable provision; and (c) the Parties shall in good faith negotiate and substitute a provision as similar to such severable provisions as may be possible and still be legal, valid and enforceable.

15.12Further Assurances.  Each Party shall execute, acknowledge and deliver such further instruments, and take such further actions as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement.

15.13Headings.  All headings in this Agreement are for convenience of reference only and shall affect the interpretation of this Agreement.

15.14Survival.  The rights and obligations of the Parties under Sections 8.2, 9.3, 10.4, 11, 12.1, 13, 14.1 and 15 shall survive the expiration or earlier termination of this Agreement and the obligations of the Parties under Section 11 shall survive for [**] from the expiration or earlier termination of this Agreement.

15.15Counterparts.  This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

15.16Interpretation.  Each Party acknowledges and agrees that: (i) it and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) it has been advised by counsel during the course of negotiation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in favor of or against either Party regardless of which Party was generally responsible for the preparation or drafting of this Agreement.  The headings, captions and table of contents in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  In construing this Agreement, except where the context acquires otherwise, (a) use of the singular includes the plural and vice versa; (b) the words “include” “including”, “includes” and “e.g.” means “including without limitation”; (c) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the  verb “will” shall be construed to have the same meaning and effect as the word “shall”; (f) use of any gender includes any other gender; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (h) references to a particular Law mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (i) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; (j) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (k) the words “Dollar” and “dollar” and the symbol “$” mean U.S. Dollars; (l) the word “notify” or “notice” means a notice in writing; and (m) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement.

15.17Arbitration.  The Parties shall finally settle all disputes, controversies or differences which arise between the Parties, out of or in relation to or in connection with this Agreement, which cannot be satisfactorily settled by the Parties, by arbitration in New York City, the State of New York, the United States of America, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Parties shall conduct the arbitration proceedings in the English language. The award shall be final and binding upon the Parties. Each Party may have judgment upon the award entered in any court having jurisdiction thereof.  At any time, a Party may seek or obtain injunctive relief from the arbitrators or from a court.

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IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the Effective Date.

Apellis Pharmaceuticals, Inc. (Apellis)	NOF CORPORATION (NOF)
By:/s/ Nur Nicholson Nur Nicholson	By:/s/ Tsuneharu Miyazaki Tsuneharu Miyazaki
Title: Chief Technical Officer	Title: Managing Executive Officer, General Manager, DDS Development Div.
Date signed: Feb. 15, 2021	Date signed: Feb. 24, 2021
APELLIS SWITZERLAND GmbH By:/s/ Thomas Lackner Thomas Lackner
Title: SVP, GM International
Date signed: Feb. 13, 2021

EXHIBIT A:SUNBRIGHT [**]

EXHIBIT B:Supply Price

EXHIBIT C:Specifications

EXHIBIT D:Nonbinding Estimated Annual Forecast

EXHIBIT E:Minimum Purchase Obligation

EXHIBIT F:                   CMO

EXHIBIT G:Quality Agreement

EXHIBIT H:Rolling Forecast Example

EXHIBIT I:Types of Regulatory Data and Information

DB1/ 115119211.24